Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Guardian Technologies International, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-109585 and 333-114769) of our report, dated March 28, 2007, relating to the consolidated financial statements which appears in this Form 10-K for the year ended December 31, 2006.

/S/ Goodman & Company, L.L.P

Norfolk, Virginia

March 28, 2007